Exhibit 99.1

Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 www.selective.com

For release at 4:15 p.m. (ET) on January 26, 2015

Investor Contact: Jennifer DiBerardino

973-948-1364, jennifer.diberardino@selective.com

Media Contact: Gail Petersen

973-948-1307, gail.petersen@selective.com

Joan Lamm-Tennant Assumes New Responsibilities and Leaves Selective’s Board

Branchville, NJ – January 26, 2015 – Selective Insurance Group, Inc. (NASDAQ: SIGI), announced today that Joan Lamm-Tennant resigned from its Board of Directors after her recent appointment as CEO-elect of a micro insurance venture incubator, which was formed by a group of leading international insurance companies. Ms. Lamm-Tennant was a Selective director for more than 21 years, having first been elected in 1993.

“It has been a privilege and honor to serve on the Selective Board of Directors for 21 years. I am excited about my new opportunity with the micro insurance venture incubator and look forward to my continued interest in Selective as a shareholder,” said Lamm-Tennant.

Gregory E. Murphy, Selective’s Chairman and Chief Executive Officer said, “We congratulate Joan on her new position and wish her the best. As an economist and risk expert, she has played a valuable role on the Selective board since 1993, including chairing our Audit Committee and being a long-standing member of our Finance Committee. We understand her decision in light of her new responsibilities and will miss her contributions.”

About Selective Insurance Group, Inc.

Selective Insurance Group, Inc. is a holding company for ten property and casualty insurance companies rated “A” (Excellent) by A.M. Best. Through independent agents, the insurance companies offer primary and alternative market insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Selective maintains a website at www.selective.com.